Exhibit 10.103

LINE OF CREDIT AGREEMENT

Dated as of January 27, 2006

Between

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

as Borrower,

and

DALLAS S&W, L.P.

as Guarantor

and

MORGAN STANLEY DEAN WITTER

COMMERCIAL FINANCIAL SERVICES, INC.

as Lender

BASIC LOAN TERMS

Note:	See Schedule I below for certain definitions of terms used in these Basic Loan Terms.
Line of Credit Commitment:	$5,000,000 (the “Commitment”).
Use of Proceeds:

The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds or cause such proceeds to be used) for (i) the general corporate purposes of the Borrower and its Subsidiaries, or (ii) closing costs incurred in connection herewith. No proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Repayment:	The Borrower shall repay to the Lender on the Termination Date the aggregate principal amount of the Advances then outstanding.
Interest:

The Borrower shall pay to the Lender interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at a fluctuating rate per annum equal to either (x) a rate per annum (the “LIBO Interest Rate”) equal to the sum of (i) the LIBO Rate in effect from time to time plus (ii) 2.25% per annum or (y) a rate per annum (the “Prime Interest Rate”) equal to the sum of (i) the Prime Rate in effect from time to time (ii) minus 0.50%, and payable in arrears monthly on the last day of each month and on the date such Advance shall be paid in full. The Borrower shall select either the LIBO Interest Rate or the Prime Interest Rate on the date on which the Borrower requests the initial Advance and such rate shall remain in effect with respect to such Advance and all additional Advances until the Borrower gives written notice to the Lender electing to have interest on the unpaid principal amount of the outstanding Advances accrue at the other offered rate. Any notice pursuant to which the Borrower has selected a new rate of interest shall be effective on the date on which such notice is received by the Lender if it is received on a Business Day before 12:00 noon, New York City time, or on the next succeeding Business Day, if such notice is received on or after 12:00 noon and shall remain in effect unless and until the Borrower shall again give notice as aforesaid electing to change the applicable interest rate. At any time, there shall be only one rate of interest applicable to all outstanding Advances. For purposes hereof, “LIBO Rate” means, for any day, an interest rate per annum equal to the interest rate set forth in The Wall Street Journal (New York City edition) as the one-month London Interbank Offered Rate (LIBOR) (or an equivalent rate) for such day

(or, if The Wall Street Journal shall not be published on any Business Day, any other publication selected in good faith by the Lender that sets forth the Prime Rate), or, if such interest rate shall not be so set forth for such day, for the then most recent day for which such interest rate is so set forth.

Mandatory and Optional Prepayments:

The Borrower may, at any time, prepay all or any part of the Advances without premium or penalty. If at any time the aggregate unpaid principal amount of the Advances exceeds the Commitment, the Borrower shall immediately prepay Advances in an amount sufficient to reduce such aggregate unpaid principal amount to an amount that is not greater than the Commitment. Such payment shall be applied by the Lender to repayment of Advances in such order as the Lender in its sole discretion shall select. Upon such prepayment by the Borrower, the Lender shall advise the Borrower of, and the Borrower shall immediately pay to the Lender, the amount of accrued and unpaid interest at the interest rate set forth herein on the amount of such prepayment of each Advance to the date of such prepayment.

Payments and Computations:

The Borrower hereby irrevocably authorizes Morgan Stanley DW from time to time to pay or prepay to the Lender on behalf of the Borrower any amount due and payable hereunder or under the Note, by application of funds from any Free Credit Balance existing at such time or from redemption or other disposition of any MS BusinesScape Funds in the Borrower’s MS BusinesScape Account (and the Borrower hereby authorizes Morgan Stanley DW from time to time to redeem or otherwise dispose of such MS BusinesScape Funds for the purpose of obtaining funds to make such payment or prepayment). The Borrower agrees to deposit or otherwise make available to the Borrower’s MS BusinesScape Account for the account of the Lender on the day when due and payable, the amount necessary for the purpose of making payment of any amount due hereunder or under the Note. To the extent that such Free Credit Balance and the value of such MS BusinesScape Funds are insufficient for Morgan Stanley DW to so pay to the Lender on behalf of the Borrower any such amount due hereunder, the Lender may, in its sole discretion, make an Advance pursuant to (and to the extent permitted under) Section 2.02(a)(iii) in such amount.

The Borrower shall make each payment hereunder or under the Note in respect of interest on, principal of, or other amount related to the Advances, not later than 12:00 noon (New York City time) on the day when due and payable in United States Dollars in same day funds, with payments being so received by the Lender after such time being deemed to have been made on the next succeeding Business Day.

All computations of interest hereunder or under the Note shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder or under the Note shall be conclusive and binding for all purposes, absent manifest error. Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

Late Charge:

If the Borrower fails to make any payment within 15 days after any such payment shall become due, the Borrower shall pay to the Lender a late charge equal to 5% of the amount of any such overdue payment.

Default Rate:

Upon the occurrence and during the continuance of an Event of Default, the interest on the unpaid principal amount of all Advances shall be increased, at the option of the Lender, to a rate equal to the lesser of two (2%) percent per annum above the rate of interest provided herein or the Maximum Rate.

Facility Fee:	The Borrower has or will pay to the Lender, on or before the date hereof, a non-refundable facility fee in the amount of $25,000.00.
Termination Of The Facility Prior To Termination Date:

In the event that the Borrower’s EBITDA (as measured on a rolling four quarter basis) is less then $3,500,000 as of the end of any fiscal quarter, and no Advance has been made under the Facility, the Lender may, at its sole discretion, terminate the Commitment.

Notices, Etc.:

All notices and other communications provided for hereunder shall be in writing (including fax communication and any other method of communication authorized by the Lender) and mailed, faxed, or otherwise sent or delivered, if to the Borrower or the Guarantor, at its address at c/o The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021, or fax number (212) 355-0120, Attention: Samuel Goldfinger, CFO; if to the Lender, at its address at 2000 Westchester Avenue, Purchase, New York 10577, or fax number (914) 225-9109, Attention: Director of Credit; or, as to

the Borrower, the Guarantor or the Lender at such other address or fax number as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, faxed, or otherwise sent or delivered, be effective when deposited in the mails, faxed, or otherwise sent or delivered, respectively, except that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender. Delivery by fax of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any schedule or exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

The foregoing Basic Loan Terms are incorporated into and made a part of this Line of Credit Agreement.

LINE OF CREDIT AGREEMENT

LINE OF CREDIT AGREEMENT, dated as of January __, 2006 between THE SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), Dallas S&W, L.P., a Texas limited partnership ((the “Guarantor”) and MORGAN STANLEY DEAN WITTER COMMERCIAL FINANCIAL SERVICES, INC., a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENTS:

(1)	The Borrower and the Guarantor have requested that the Lender extend to the Borrower a commercial line of credit.
(2)	The Lender has agreed to extend to the Borrower a commercial line of credit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, BASIC LOAN AND ACCOUNTING TERMS

Section 1.01      Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, the terms used herein shall have the meanings given thereto in Schedule I annexed hereto and incorporated by reference herein.

Section 1.02      Basic Loan Terms, Schedules and Exhibits. The Basic Loan Terms and all exhibits and schedules referred to herein are incorporated herein by reference as though set forth herein in full.

Section 1.03     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, consistent with those applied in the preparation of the financial statements referred to in Paragraph (a) of Schedule II (“GAAP”).

ARTICLE II

THE ADVANCES

Section 2.01      The Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (“Advances”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until the Termination Date in an aggregate amount outstanding not to exceed at any time the Commitment. Within the limits of the Commitment, the Borrower may borrow, repay and reborrow under this Section 2.01(a).

Section 2.02	Making the Advances.

(a)           An Advance under this Agreement may be made by the Lender to the Borrower in any of the ways set forth in clauses (i), (ii) and (iii) below:

(i)             The Borrower shall be deemed to have requested the Lender to make an Advance hereunder on the date of, and in the amount of, each Uncovered Debit resulting from each use of any Check, whether or not such use by any person is authorized by the Borrower. The Lender shall make available to the Borrower, by means of a credit to the Borrower’s MS BusinesScape Account in United States Dollars and in same day funds, the amount of such Advance. The Borrower hereby authorizes Morgan Stanley DW to apply the proceeds of such Advance to pay itself in reimbursement for the amount paid by it to Bank One Indiana or Bank One Ohio relating to such use of such Check.

(ii)             The Borrower shall give the Lender written notice not later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of any proposed Advance. Each such notice of an Advance shall be by telephone, confirmed immediately in writing, or fax or other method then authorized by the Lender, and shall specify therein the requested (x) date of such Advance, (y) amount of such Advance and (z) the deposit account to which the wire transfer of such Advance is to be sent. Provided that the Borrower has satisfied all of the conditions for such Advance which are set forth in Article III, the Lender or its Affiliates shall, on such date, (A) make available to the Borrower, by means of a credit to the Borrower’s MS BusinesScape Account, in United States Dollars and in same day funds, the amount of such Advance, and (B) cause the proceeds of such Advance to be sent by wire transfer to the deposit account at a bank in the United States as the Borrower may specify in the notice of such Advance.

(iii)           If any accrued interest on any Advances, or any fee or other amount due and payable under Loan Documents (other than principal on any Advance) payable hereunder shall not be paid by or on behalf of the Borrower as contemplated by the Section entitled “Payments and Computations”, as set forth in the Basic Loan Terms when such interest, fee or other amount becomes due and payable, the Borrower shall be deemed to have requested the Lender to make, and shall be deemed to agree to, an Advance hereunder on the due date of, and in the amount of, such interest, fee or other amount. Upon fulfillment of the applicable conditions set forth in Article III, the Lender may, in its sole discretion on such date, (A) make available to the Borrower, by means of a credit to the Borrower’s MS BusinesScape Account in United States Dollars and in same day funds, the amount of such Advance and (B) cause the proceeds of such Advance to be applied to the payment of such interest, fee or other amount. If, however, on such date the aggregate outstanding principal amount of the Advances shall be $250,000 or less, the Borrower may, on or before the 20th day of the month next following such date, notify the Lender that the Borrower does not so request or agree to such Advance made pursuant to this clause (iii) and that the Borrower has paid or will pay such interest, fee or other amount by other means. If the Borrower shall so notify the Lender, such Advance and such application of proceeds pursuant to this clause (iii) shall be cancelled and the Lender shall be deemed not to have so made such Advance or applied the proceeds thereof (and, for purposes of this Agreement, such Advance shall not be outstanding). If, however, the Borrower shall not so notify the Lender on or before such 20th day, the Borrower shall be deemed to have confirmed its agreement to such Advance.

(b)           The obligation of the Lender to make the Advances is subject to fulfillment of the conditions set forth in Article III hereof.

Section 2.03      Terms of Advances and Repayment. The Advances shall bear interest and be repaid in accordance with the terms and conditions set forth in the Basic Loan Terms.

Section 2.04     Taxes. The Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration or recording of, performing under, or otherwise with respect to, this Agreement, the Note, the Deed of Trust or any other Loan Document.

Section 2.05      Evidence of Debt. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Advances from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder or under the Note. Entries made in good faith by the Lender in such account or accounts shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender under this Agreement, absent manifest error, provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under the Note, this Agreement or any other Loan Document.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01     Conditions Precedent to Effectiveness. This Agreement will be effective on and as of the first date (the “Effective Date”) on which all of the following conditions precedent have been satisfied:

(a)           Each of the Borrower and the Guarantor shall have established the MS BusinessScape Account.

(b)           The Lender shall have received, and be satisfied with, the organizational documents for the Borrower and the Guarantor.

(c)           The Borrower shall be the sole member of the general partner of the Guarantor and shall directly or indirectly own all the beneficial interests in the general partner and the limited partners in the Guarantor.

(d)           The Borrower shall have paid the facility fee payable pursuant to the Basic Loan Terms, as well as the other payment items set forth on the Closing Agenda including, without limitation, the reasonable fees and disbursements of New York counsel to the Lender associated herewith.

(e)	Intentionally omitted.

(f)            The Lender shall have received, and be satisfied with, the documents and other items listed on the Closing Agenda.

(g)           The Lender shall have received, and been satisfied with, a Phase I environmental site assessment of the Property prepared by an environmental consultant satisfactory to the Lender.

(h)           The following statements shall be true (and the execution and delivery of this Agreement and the other Loan Documents by the Borrower and the Guarantor shall constitute a representation and warranty by the Borrower and the Guarantor that on the date of such execution and delivery such statements are true):

(i)             the representations and warranties of the Borrower and the Guarantor contained in Section 4.01 hereof and in each other Loan Document are correct in all material respects on and as of the date of such execution and delivery of the Loan Documents, before and after giving effect to any Advance made that day and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)            no event has occurred and is continuing, or would result from any Advance or from the application of the proceeds therefrom, that constitutes a Default.

(i)             The Lender shall have received such other approvals, opinions and documents as the Lender may reasonably request.

Upon satisfaction of such conditions, the Borrower hereby authorizes the Lender to insert the Effective Date of this Agreement on page 1 hereof, whereupon the requested Advances (if any) shall be made available to the Borrower in accordance with the terms and conditions hereof. At any time prior to the Effective Date, the Lender may, in its sole and absolute discretion, terminate the obligation it may have, if any, to execute and deliver this Agreement and make the Advances, whereupon any obligation of the Lender to make the Advances set forth herein or in any other document executed in connection herewith shall terminate and be void and of no force and effect.

Section 3.02      Conditions Precedent to Each Advance. The obligation of the Lender to make each Advance shall be subject to the satisfaction of the following conditions precedent before or concurrently with the making of such Advance:

(a)           The following statements shall be true (and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

(i)             the representations and warranties of the Borrower and the Guarantor contained in Section 4.01 hereof and in each other Loan Document are correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)           no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01     Representations and Warranties of the Borrower and the Guarantor. In addition to the representations and warranties set forth in Schedule II, each of the Borrower and the Guarantor represents and warrants as follows:

(a)           The Borrower and the Guarantor (i) are each duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) each of the Borrower and the Guarantor is duly qualified and in good standing as a foreign corporation in each other jurisdiction (including New York, in the case of the Borrower) in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite organizational power and authority (including, without limitation, all governmental licenses, agreements and other approvals) to own and lease and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by the Borrower and the Guarantor of the Loan Documents to which either of them is a party are within their respective organizational powers, have been duly authorized by all necessary corporate or limited partnership (as applicable), and do not contravene (i) the Borrower’s or the Guarantor’s charter, by-laws, partnership agreement or articles of incorporation (as applicable), (ii) any law or any contractual restriction binding on or affecting the Borrower or the Guarantor, except where the contraventions would not be reasonably likely to have a Material Adverse Effect, (iii) result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, credit agreement, indenture, mortgage, deed of trust, bond, note, lease or other instrument or agreement binding on or affecting the Borrower, the Guarantor or any of their respective properties, except where such breaches or defaults would not be reasonably likely to have a Material Adverse Effect, (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or the Guarantor.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery and performance by the Borrower or the Guarantor of the Loan Documents to which either of them is a party, or (ii) the grant by the Borrower or the Guarantor of the Liens granted by it pursuant to the Collateral Documents to which it is a party.

(d)           The Loan Documents to which the Borrower or the Guarantor is a party have been duly executed and delivered by the Borrower and the Guarantor, and are the legal, valid and binding obligations of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

(e)           Except as set forth in the Borrower’s most recent 10-Q filing with the Securities and Exchange Commission, there is no pending or threatened action or other proceeding affecting the Borrower or the Guarantor before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, the Deed of Trust or any other Loan Document to which the Borrower or the Guarantor is a party, or the consummation of the transactions contemplated hereby or thereby.

(f)            The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, as defined in Regulation U issued by the Board of Governors of the Federal Reserve System, and no proceeds of any of the Advances will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(g)           The Borrower directly or indirectly own all of the beneficial interests in the general partner and the limited partner interests in the Guarantor and is the sole member of the general partner thereof.

(h)           To the best of their knowledge, the Trust Property is in compliance with all applicable laws, rules, regulations and orders including, without limitation, those relating to use, occupancy, fire, safety and zoning (including without limitation, those in respect of parking and set-back requirements), except for such failures to comply as would not be reasonably likely to have a Material Adverse Effect. To the best of their knowledge, the Trust Property is not the subject of any noted violation of law. To the best of their knowledge, there have been no changes or introductions to, removals from or activities conducted on the Trust Property that would adversely alter or effect the environmental assessment of the Trust Property which was reviewed in connection with the closing of the Second Mortgage.

(i)             Each of the License Agreement and the Sublicense Agreement is unamended and in full force and effect, and there are no defaults thereunder, or events which with the giving of notice and/or the passage of time, could result in a default thereunder.

(j)            “The Smith & Wollensky Restaurant Group, Inc.” is the proper legal name of the Borrower and it is a Delaware corporation. “Dallas S&W, L.P.” is the proper legal name of the Guarantor and it is a Texas limited partnership. As of the Effective Date, each of the Borrower and the Guarantor have only those Subsidiaries as are listed on Schedule 4.01(k).

(k)           The Borrower, the Guarantor and their Subsidiaries is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices, related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (the

“Patriot Act”) and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to the Lender for the Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person named in the Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

ARTICLE V

COVENANTS OF THE BORROWER AND THE GUARANTOR

Section 5.01      Affirmative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower (and, where specifically indicated, the Guarantor) will (in addition to those affirmative covenants set forth on Schedule II):

(a)           Compliance with Laws, Etc. The Borrower and the Guarantor shall each comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA.

(b)           Payment of Taxes, Etc. The Borrower and the Guarantor shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property subject to the right to contest as set forth in the Deed of Trust and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property.

(c)           Maintenance of Insurance. The Borrower and the Guarantor shall maintain, and cause each of its Subsidiaries to maintain, insurance as required under the Deed of Trust, and otherwise with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower, the Guarantor or such Subsidiary operates. Each of the Borrower and the Guarantor shall maintain insurance coverage which complies with the workers’ compensation and employees’ liability laws of all states in which the Borrower and the Guarantor shall be required to maintain such insurance.

(d)           Preservation of Corporate or Limited Liability Company Existence, Etc. The Borrower and the Guarantor shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, the Borrower’s corporate existence and the Guarantor’s partnership existence, as well as their respective rights (charter and statutory) and franchises.

(e)           Visitation Rights. Each of the Borrower and the Guarantor, at any reasonable time and from time to time, upon three Business Days’ notice, during normal business hours, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and the Guarantor, and any of their respective Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Guarantor, and any of their respective Subsidiaries, with any of their officers or directors and with their independent certified public accountants.

(f)            Keeping of Books. Each of the Borrower and the Guarantor shall keep, and cause each of their respective Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and the Guarantor in accordance with GAAP.

(g)           Maintenance of Properties, Etc. Each of the Borrower and the Guarantor shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (i) as required under the Deed of Trust with respect to the Trust Property and (ii) otherwise in good working order and condition, ordinary wear and tear excepted.

(h)           Transactions with Affiliates. Each of the Borrower and the Guarantor shall conduct, and cause each of its Subsidiaries to conduct, all business or transactions otherwise permitted under the Loan Documents with any of the Borrower's Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i)             Reporting Requirements. Each of the Borrower and the Guarantor shall furnish to the Lender all financial statements, reports, documents and other information at the times and in accordance with the requirements set forth in Paragraph (b) of Schedule II.

(j)            Maintenance of MS BusinesScape Account. Each of the Borrower and the Guarantor shall maintain its MS BusinesScape Account.

(k)           Further Assurances. Each of the Borrower and the Guarantor shall promptly upon request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s, the Guarantor’s (or any of their respective Subsidiaries’) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or the Guarantor or any of their respective Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l)             Subordination of Borrower Obligations. At the request of the Lender, all obligations of the Borrower to the Guarantor will be subordinated to the obligations of the Borrower to the Lender under the Loan Documents, which subordination shall be pursuant to documentation in form and substance reasonably satisfactory to the Lender.

(m)          License Agreement. Each of the Borrower and the Guarantor shall preserve, protect, renew and keep in full force and effect its rights, licenses, permits, patents, trademarks, trade names and franchises, including, without limitation, the rights granted to the Borrower under the License Agreement and the rights granted to the Guarantor under the Sublicense Agreement.

Section 5.02      Negative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower (and the Guarantor) will not (in addition to those negative covenants set forth in Schedule II):

(a)           Liens, Etc. Create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than as set forth in Paragraph (c) of Schedule II.

(b)           Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to (whether now owned or hereafter acquired), any Person, or permit any of its Subsidiaries to do so.

(c)           Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than as set forth in Paragraph (d) of Schedule II.

(d)           Change in Nature of Business, Management or Ownership. (i) Make, or permit any of its Subsidiaries to make, any material change (x) in the nature of its business as an upscale restaurant establishment, (y) in the identity of the general partner of the Guarantor (under its limited partnership agreement), or (z) in the equity ownership of the Guarantor, or (ii) operate the restaurant at the Trust Property under any name other than “Smith & Wollensky”.

(e)           Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than (i) assets to be sold in the ordinary course of business, (ii) assets to be sold or disposed of in the ordinary course of business which are no longer necessary or required in the conduct of its business, and (iii) assets which are otherwise disposed of in any event which is the subject of a non-cash impairment charge referred to in Schedule II, Paragraph (f)(iii). The forgoing exceptions (i) and (ii) are subject to compliance with the applicable Collateral Documents.

(f)            Investments in Other Persons. Create or acquire any Subsidiary without the express written consent of the Lender, or make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, other than any Subsidiary in which the Borrower owns, directly or indirectly, 100% of the equity and voting interests and which is organized to in connection with the acquisition of additional restaurant establishments.

(g)           Restricted Payments. (i) Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its equity or partnership (as applicable) interests now or hereafter outstanding; provided that the Borrower may pay up to $2,500,000 in the aggregate to purchase equity interests in the Borrower, (ii) return any capital to its shareholders or partners (as applicable) (or the equivalent Persons thereof) as such, make any distribution of assets, shares of stock, obligations or securities to its shareholders or partners (or the equivalent Persons thereof) as such, or issue or sell any equity interests.

(h)           Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to credit, incur, assume or suffer to exist, any obligations as lessee other than as set forth in Paragraph (e) of Schedule II.

(i)             License Agreement and Sublicense Agreement. Enter into any amendment to the License Agreement or the Sublicense Agreement on terms less favorable to the Borrower, without the written consent of the Lender, which consent shall not unreasonably withheld.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01     Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable; or (ii) the Borrower shall fail to pay any interest or to make any payment of fees or other amounts payable under this Agreement or the Note within 10 days after the same becomes due and payable; or

(b)           Any representation or warranty made by the Borrower or the Guarantor (or by any of their respective officers or partners) herein or in any other Loan Document, or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect or misleading in any material respect when made or as of the date of the Loan; or

(c)           (i) The Borrower or the Guarantor (as applicable) shall fail to perform or observe any term, covenant or agreement contained in Section 5.01 (c), (d), (e), (h), (i), (j), (l), or (m) or 5.02; or (ii) the Borrower or the Guarantor (as applicable) shall fail to perform or observe any term, covenant or agreement contained in Section 5.01 (b) or (k) this Agreement on its part to be performed or observed if such failure described in this subsection (c)(ii) shall remain unremedied for 5 Business Days after the earlier of (x) the time the Borrower or the Guarantor (as applicable) becomes aware of such failure, or (y) notice from the Lender, or (iii) the Borrower or the Guarantor (as applicable) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure described in this subsection (c)(iii) shall remain unremedied for 15 Business Days after the earlier of (x) the time the Borrower or the Guarantor (as applicable) becomes aware of such failure, or (y) notice from the Lender; or (iv) the Borrower shall at any time cease to own all of the beneficial interests in the partnership interests in the Guarantor; or (v) an “Event of Default” (as defined therein, where applicable) or a default beyond applicable periods of notice and grace, if any, shall occur under a Loan Document other than this Agreement; or

(d)           (i) The Borrower or the Guarantor shall fail to pay any principal of or premium or interest on any Debt (other than the Debt outstanding hereunder) of the Borrower or the Guarantor (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof. The provisions of clause (i) of this subparagraph (d) shall apply to (x) any Debt of the Borrower or the Guarantor to the Lender or any of its Affiliates in any amount, and (y) any Debt to any other creditor for borrowed money in excess of $100,000 with respect to the Guarantor, and $1,000,000 with respect to the Borrower, unless the Lender determines, in its reasonable judgment, that the default to such other creditor is subject to a bona fide dispute; or

(e)           The Borrower or the Guarantor shall voluntarily dissolve, liquidate or terminate operations, or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or the Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either (A) such proceeding shall remain undismissed or unstayed for a period of 10 days, or (B) any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or the Guarantor shall take any action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgment or order for the payment of money in excess of $100,000 shall be rendered against the Guarantor, or in excess of $200,000 (or $300,000 in the case of the lawsuit referred to in Paragraph (f) of Schedule II of this Agreement) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The Borrower or the Guarantor or the Borrower’s or the Guarantor’s ERISA Affiliates shall incur one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or the Guarantor, or the Borrower’s or the Guarantor’s ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(h)           Any Lien granted pursuant to any Collateral Document shall for any reason cease to be a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(i)             The Guaranty or the Environmental Guaranty shall for any reason cease to be a valid and binding obligation or enforceable against the Guarantor (or the Borrower, in the case of the Environmental Guaranty), or (ii) the Guarantor shall repudiate, revoke or deny any liability under the Guaranty or the Environmental Guaranty (or the Borrower shall do the same with respect to the Environmental Guaranty); or

(j)            A default beyond any applicable notice and/or grace period shall have occurred under the Sale and License Agreement (the “License Agreement”) dated August 16, 1996 between St. James Associates and The New York Restaurant Group, LLC, or under the Sublicense Agreement dated August 10, 1996, between the Borrower and the Guarantor (the “Sublicense Agreement”); or

(k)	A Change in Control with respect to the Borrower shall have occurred; or

(l)             The Borrower or any of its Subsidiaries shall (i) become named on any list of persons who are or may be engaged in or who have been or may have been engaged in possible criminal activity or other wrongdoing, which list is promulgated under the Patriot Act, or (ii) be indicted, arraigned or custodially detained on charges involving money laundering or any predicate crime to money laundering;

then, and in any such event, the Lender may, by notice to the Borrower and the Guarantor, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantor; provided, however, that upon the occurrence of any event described in subsection (e) above, the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantor.

ARTICLE VII

MISCELLANEOUS

Section 7.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, the Borrower and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02     Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including fax communication and any other method of communication authorized by the Lender) and mailed, faxed, or otherwise sent or delivered as described in the Basic Loan Terms.

Section 7.03      No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.04	Costs and Expenses; Indemnification.

(a)           The Borrower and the Guarantor jointly and severally agree to pay on demand all fees, costs and expenses of the Lender reasonably incurred in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement, the Note, the Collateral Documents and the other Loan Documents, including, without limitation, search, filing and recording fees and taxes, costs of reappraisals required by the Lender and the reasonable fees and expenses of counsel for the Lender with respect thereto, and with respect to advising the Lender as to its rights and responsibilities under such documents. The Borrower and the Guarantor further jointly and severally agree to pay on demand all fees, costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note, the Collateral Documents and the other Loan Documents, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 7.04(a). Each of the Borrower and the Guarantor hereby authorizes the Lender and its Affiliates at any time and from time to time, without notice to the Borrower or the Guarantor, and whether or not the Lender shall have made any demand or an Event of Default shall have occurred, to charge any account of the Borrower or the Guarantor maintained by the Lender or its Affiliates against such fees, costs and expenses. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, rights of set-off) that the Lender and its Affiliates may have.

(b)           The Borrower and the Guarantor agree to indemnify and hold harmless the Lender and each of its Affiliates and officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each of the Borrower and the Guarantor also agrees not to assert any claim against the Lender, any of its Affiliates, or any of their directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan.

(c)           Without prejudice to the survival of any other agreement of the Borrower or the Guarantor hereunder, the agreements and obligations of the Borrower and the Guarantor contained in this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder, under the Note and the other Loan Documents.

Section 7.05      Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to sell, liquidate, transfer or otherwise apply any assets or securities of either the Borrower or the Guarantor held by the Lender or any of its Affiliates and set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliates to or for the credit or the account of either the Borrower or the Guarantor against any and all of the respective obligations of the Borrower or Guarantor now or hereafter existing under this Agreement, the Note, the Guaranty, the Environmental Guaranty or any other Loan Document, whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

Section 7.06     Binding Effect; Successors and Assigns. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Lender and their respective successors and assigns, except that neither the Borrower nor the Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

Section 7.07      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.08     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax shall be effective as delivery of an original executed counterpart of this Agreement.

Section 7.09      Interest Rate Limitation. Anything herein to the contrary notwithstanding, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other Loan Document, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable on the Loan, together with all Charges payable to the Lender, shall be limited to the Maximum Rate. Neither the Borrower nor the Guarantor shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 7.09 shall control over all other provisions of the Loan Documents that may be in conflict. If (a) the maturity of the obligations of the Borrower under Note or this Agreement is accelerated for any reason, (b) any of such obligations are prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum or (c) the Lender or any other holder of any or all of the obligations of the Borrower under this Agreement shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of such obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without premium, penalty, be promptly applied to reduce the then outstanding principal of such obligations or, at the Lender’s or such holder’s option, shall be promptly returned to the Borrower or the other payor thereof upon such determination.

Section 7.10	Jurisdiction, Etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto consents to the service of copies of any and all process which may be served in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 7.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any other jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Assignments and Participations. The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee. The Lender may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it). The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower and the Guarantor furnished to the Lender by or on behalf of the Borrower or the Guarantor. In addition, the terms of the Note relating to participations of the Note shall be applicable to participations of the Lender’s rights and obligations under this Agreement. The Lender represents that as of the date hereof, it has no present intention of assigning its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan owing to it); provided, however, the foregoing shall in no way impair or otherwise alter the Lender’s rights under this Section.

Section 7.11     WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTOR AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE ADVANCES OR THE ACTIONS OF THE LENDER OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 7.12     Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.13      Headings. Article, section and paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose.

Section 7.14     Conflicts. Conflicts between this Agreement and any of the Collateral Documents shall be resolved in favor of the latter.

Section 7.15      Lender Action. The Lender shall have the right, but not the obligation, to take any action at the Borrower’s expense if the Lender believes, in its reasonable discretion after consultation with Borrower or the Guarantor, that such action is necessary to avoid the occurrence of a Material Adverse Effect with respect to the Borrower or the Guarantor, including, without limitation, curing any defaults under the License Agreement or the Sublicense Agreement.

Section 7.16      Intentionally Omitted.

Section 7.17     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 7.18	Intentionally omitted.

Section 7.19     Tax Information. Notwithstanding anything herein to the contrary, the Borrower and the Guarantor (and any employee, representative or other agent of any of them) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower or the Guarantor (or any employee, representative or other agent of any of them) relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

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THE SMITH & WOLLENSKY

RESTAURANT GROUP, INC.,

a Delaware corporation

By:/s/ Samuel Goldfinger

Name: Samuel Goldfinger
Title: Secretary

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On the 20th day of January in the year 2006 before me, the undersigned, a Notary Public in and for said State, personally appeared Samuel Goldfinger, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Maria Chang
Notary Public, State of New York NO. 01CH6093157

DALLAS S&W, L.P.

By: S&W of Dallas LLC, general partner

By: The Smith and Wollensky Restaurant Group, Inc., Sole Member

By:	/s/ Samuel Goldfinger

Name: Samuel Goldfinger

Title: Secretary

STATE OF NEW YORK	)

ss.:

COUNTY OF NEW YORK	)

On the 20th day of January in the year 2006 before me, the undersigned, a Notary Public in and for said State, personally appeared Samuel Goldfinger, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Maria Chang
Notary Public, State of New York NO. 01CH6093157

MORGAN STANLEY DEAN WITTER

COMMERCIAL FINANCIAL SERVICES, INC.

By:	/s/ Brian Tworney

Name: Brian Twomey

Title:	Vice President

STATE OF NEW YORK	)

ss.:

COUNTY OF NEW YORK	)

On the 24th day of January the year 2006 before me, the undersigned, a Notary Public in and for said State, personally appeared BRIAN TWOMEY, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Eva Marie Aromi
Notary Public, State of NY
No. 01-AR6076137

SCHEDULE I

TO TERM LOAN AGREEMENT WITH

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

AND DALLAS S&W, L.P.

CERTAIN DEFINED TERMS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 33-1/3% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Charges” has the meaning specified in Section 7.09.

“Check” means any check drawn on Bank One Ohio for use in connection with the Borrower’s MS BusinesScape Account.

“Closing Agenda” means the Closing Agenda prepared by the Lender and delivered to the Borrower setting forth the documents and other items to be executed and/or delivered, and payments to be made, by the parties in connection with this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

“Collateral Documents” means the Deed of Trust and any other document which may grant collateral for the Loan.

Schedule I – Page 1

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all capital lease obligations of such Person, (d) all obligations of such Person, contingent or otherwise, in respect of acceptances, letters of credits or similar extensions of credit, (e) all liabilities secured by any Lien on any property owned by such Person, even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person in respect of interest rate or currency protection agreements, and (g) all Debt of others guaranteed directly or indirectly in any manner by such Person.

“Deed of Trust” means a Deed of Trust of even date herewith made by the Guarantor to the trustee thereunder for the benefit of the Lender and encumbering the Property, as the same may be amended, replaced or restated from time to time.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“EBITDA” means net income (net loss), plus (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense.

“EBITDAR” means net income (net loss), plus (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) rent expense.

“Effective Date” has the meaning specified in Section 3.01.

“Environmental Guaranty” means the Joint and Several Hazardous Material Guaranty and Indemnification Agreement of even date herewith made by the Borrower and the Guarantor in favor of the Lender in respect of the Property, as the same may be amended, replaced or restated from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or the Guarantor’s (as applicable) controlled group, or under common control with the Borrower or the Guarantor (as applicable), within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the

Schedule I – Page 2

administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Events of Default” has the meaning specified in Section 6.01.

“Free Credit Balance” means the amount of any cash that may be withdrawn from the Borrower’s MS BusinesScape Account at any time without creating a negative balance therein or giving rise to interest charges thereon.

“Funded Debt” means all Debt, excluding (a) commitments and contingent obligations in respect of undrawn letters of credit and guaranties (except, to the extent constituting guaranties in respect of Funded Debt of a Person other than the Borrower, the Guarantor or any Subsidiary), (b) hedging obligations and (c) accrued liabilities incurred in the ordinary course of business.

“GAAP” has the meaning specified in Section 1.03.

“Guaranty” means the Guaranty of Payment of even date herewith made by the Guarantor in favor of the Lender in respect of the Loan, as the same may be amended, replaced or restated from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or Debt or the assets comprising a division or business unit for a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Note, the Collateral Documents, the Guaranty, the Environmental Guaranty and any other documents executed and/or delivered by

Schedule I – Page 3

the Borrower or the Guarantor in connection therewith, in each case as amended, supplemented, replaced, restated or otherwise modified from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or its Subsidiaries taken as a whole or in the Trust Property.

“Material Adverse Effect” means a material adverse effect on (a) the Trust Property, (b) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under this Agreement or (c) the ability of the Borrower or the Guarantor to perform its obligations under any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 7.09.

“Morgan Stanley DW” means Morgan Stanley DW Inc., a Delaware corporation, or any successor thereof.

“MS BusinesScape Account” means, in respect of the Borrower, the MS BusinesScape Account for Business maintained by the Borrower at Morgan Stanley DW, MS BusinesScape Account No. 476-050958.

“MS BusinesScape Account Agreement” means the respective agreements entered into between the Borrower and Morgan Stanley DW or the Guarantor and Morgan Stanley DW governing the applicable MS BusinesScape Account.

“MS BusinesScape Funds” means any of the money market fund shares credited to the Borrower’s MS BusinesScape Account.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, the Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means the Revolving Credit Note of even date herewith in the principal amount of up to $5,000,000.00 made by the Borrower in favor of the Lender.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

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“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Property” has the meaning given to the term “Trust Property” in the Deed of Trust.

“Security Agreement” means the Security Agreement of even date herewith made by the Guarantor to the Lender, as the same may be amended, replaced or restated from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, the Guarantor or any ERISA Affiliate and no Person other than the Borrower, the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding voting stock of such corporation, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of (a) the date which is the third anniversary of the Effective Date, and (b) the date of termination in whole of the Commitment pursuant to Section 6.01.

“Trust Property” means the Property.

“Uncovered Debit” means any debit that is at any time in the Borrower’s MS BusinesScape Account resulting from any use of any Check and that exceeds the remainder of (i) the sum of the Free Credit Balance and the value of MS BusinesScape Funds shares in the Borrower’s MS BusinesScape Account at such time, minus (ii) any other debits at such time applicable to the Borrower’s MS BusinesScape Account resulting from any transactions other than any use of any Check.

Schedule I – Page 5

SCHEDULE II

TO TERM LOAN AGREEMENT WITH

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

AND DALLAS S&W, L.P.

FINANCIAL REPRESENTATIONS, COVENANTS AND REPORTING

(a)           Representation. The Borrower represents and warrants that (i) the 10-K statement for the fiscal year ended 2004 and (ii) the 10-Q statement for the fiscal quarter ended September 30, 2005 fairly present in all material respects the financial condition of the Borrower as at such dates, all in accordance with GAAP consistently applied. The Guarantor represents and warrants that the management prepared break-down of results for each individual restaurant operated by the Guarantor and each of its Subsidiaries for the fiscal year ended January 3, 2005 and the six-month period ended July 4, 2005, copies of which have been furnished to the Lender, are true and complete in all material respects as at such dates. Since the date of such statements, there has been no Material Adverse Change.

(b)           Reporting Requirements. So long as any portion of the Loan shall remain unpaid, the Borrower and the Guarantor (as applicable) will furnish to the Lender:

(i)             For the Borrower: as soon as available and in any event within 60 days after the end of each quarter of each fiscal year of S&W Restaurant Group, consolidated management prepared (10-Q) financial statements of the Borrower and its Subsidiaries as of the end of such quarter, duly certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of the chief financial officer of the Borrower setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth in Paragraph (f) of this Schedule II;

(ii)            For the Guarantor: as soon as available and in any event within 60 days after the end of each quarter of each fiscal year of the Guarantor, management prepared financial statements of the Guarantor as of the end of such quarter, duly certified by the general partner for the Guarantor (as applicable) as having been prepared in accordance with GAAP;

(iii)             For the Borrower: as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual audited financial statements for such year for the Borrower and its Subsidiaries (including the Guarantor), containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated statement of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lender and an accountant letter, if issued, by independent public accountants acceptable to the Lender, together with a certificate of the chief certified financial officer of the Borrower setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth Paragraph (f) of this Schedule II;

(iv)          For the Guarantor: as soon as available and in any event within 105 days after the end of each fiscal year of the Guarantor, management prepared financial

Schedule II - Page 1

statements for such year for the Guarantor, containing a balance sheet of the Guarantor as of the end of such fiscal year and a statement of income and cash flows of the Guarantor for such fiscal year, together with a certificate of the general partner of the Guarantor setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth Paragraph (f) of this Schedule II;

(v)           as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the general partner of the Guarantor or the chief financial officer of the Borrower (as applicable) setting forth details of such Default and the action that the defaulting party has taken and proposes to take with respect thereto;

(vi)          together with the filing of each 10-K and 10-Q statement with the Securities and Exchange Commission, a management prepared break-down of results for each individual restaurant operated by the Borrower or any of its Subsidiaries, substantially in the form attached hereto as Schedule II (vi) and duly certified by the chief financial officer of the Borrower as being true and complete; and

(vii)         such other information respecting the Borrower or the Guarantor or any of the Borrower’s Subsidiaries as the Lender may from time to time reasonably request.

(c)           Liens, Etc. So long as any portion of the Loan shall remain unpaid, neither the Borrower nor the Guarantor will create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than: (i) Liens created or expressly permitted under the Loan Documents, (ii) purchase money Liens upon or in any real property or equipment acquired (or leased) or held by the Guarantor in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition (or lease) of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed the amount specified therefor in Paragraph (d) of this Schedule II at any time outstanding, (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto, (iv) Liens held by the Lender, and (v) Liens to secure Debt otherwise permitted in Paragraph (d) of this Schedule II.

(d)           Debt. So long as any portion of the Loan shall remain unpaid, neither the Borrower nor the Guarantor will create, incur, assume or suffer to exist, any Debt other than: (i) Debt existing on the Effective Date and described on Schedule 5.02(c) hereto, (ii) Debt secured by Liens permitted by Paragraph (c)(ii) of this Schedule II aggregating not more than $100,000.00 at any one time outstanding, (iii) Debt under the Loan Documents, (iv) unsecured Debt incurred by the Guarantor in the ordinary course of business aggregating not more than $200,000.00 at any one time outstanding, (v) Debt owing to the Lender, (vi) Debt incurred by the Guarantor aggregating not more than $100,000 (exclusive of Debt described in clause (ii) hereof,

Schedule II - Page 2

and (vii) Debt incurred by the Borrower aggregating not more than $1,000,000 at any time outstanding, .

(e)           Lease Obligations. So long as any portion of the Loan shall remain unpaid, the Guarantor will not create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) except for equipment leases made in the ordinary course of business, for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

(f)            Financial Covenants. So long as any portion of the Loan shall remain unpaid, the Borrower and the Guarantor (as indicated below) shall comply with the following:

(i)             Debt Service Coverage Ratio. The Borrower shall not permit the ratio of the Borrower’s EBITDAR, minus unfunded capital expenditures, minus cash dividends, minus cash income taxes, to interest expense plus current portion of long-term debt and current portion of capital leases, plus rental expense, to be less than 1.00 to 1.00 (measured on a rolling four quarter basis) as of the close of any fiscal quarters. for purposes of determining compliance with this covenant, the current portion of long term debt with respect to a certain $750,000 note secured by property in Miami, Florida and maturing in June 2007 will be $75,000 for the second quarter of the Borrower’s 2006 fiscal year and for each of the following three fiscal quarters.

(ii)            Funded Debt Leverage Ratio. The Borrower shall not permit the ratio of total Funded Debt (including, without limitation, capital leases) to EBITDA to exceed 4.25 to 1.00 (measured on a rolling four quarter basis) as of the close of any fiscal quarter.

(iii)           General. Accounting terms which are not otherwise defined shall have the meanings ascribed to them under GAAP. All calculations of EBITDA will exclude from the determination of earnings, (a) amounts attributable to pre-opening expenses associated with new restaurants, which expenses are approved by the Lender in its reasonable discretion, (b) operating losses (up to $150,000.00 per new restaurant) incurred by a new restaurant during the first full month after the opening of such new restaurant, and (c) the non-cash component of a one time impairment charge with respect to the following restaurant closings: (x) a non-cash component not to exceed $3,000,000.00 in connection with the closing of the restaurant located in New Orleans, Louisiana, and (y) a non-cash component not to exceed $350,000 in connection with the closing of the restaurant operating under the name “Manhattan Ocean Club” and located in New York, New York. Claims brought on or about February 28, 2005 by Plaza Operating Partner Ltd, ELAD Properties NY, LLC and CPS1 Realty, LP in connection with the termination of the management agreement for the Onec.p.s. restaurant in the Plaza Hotel, New York, New York, the Borrower may exclude an amount up to $300,000.00 from the determination of any of the covenants set forth in this Schedule II, Paragraph (f) for the fiscal quarter in which such settlement is required to be reported as an accrued expense under GAAP.

(iv)          The covenants in this Schedule II, Paragraph (f) of the Borrower will be determined on the basis of the consolidated results reflected on the Borrower’s financial statements.

Schedule II - Page 3

(v)           The covenants in this Schedule II, Paragraph (f) will not be applicable until after the initial Advance of the Loan.

Schedule II - Page 4

SCHEDULE 5.02(a)

TO TERM LOAN AGREEMENT WITH

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

AND DALLAS S&W, L.P.

EXISTING LIENS

To the extent determined to be Lien and not a Lease Obligation under Schedule II, Paragraph (e), fixtures and personal property subject to Master Lease dated as of December 20, 2004 with Ameritech Credit Corporation, doing business as SBC Capital Services, with respect to capitalized lease cost of $1,500,000 of which $262,565.22 is for the cost of fixturess and personal property described in Equipment Schedule, Schedule No. SBC-3 dated December 20, 2004 to Master Lease dated as of December 20, 2004, and located at the restaurant owned by the Guarantor.

Schedule 5.02(a) – Page 1

SCHEDULE 5.02(c)

TO TERM LOAN AGREEMENT WITH

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

AND DALLAS S&W, L.P.

EXISTING DEBT

To the extent determined to be Debt and not a lease obligation under Schedule II, Paragraph (e), the total amount of $1,500,000, evidenced by a Master Lease Agreement with Ameritech Credit Corporation, doing business as SBC Capital Services, dated as of December 20, 2004, with respect to $262,565 is for fixtures and personal property located at the restaurant owned by the Guarantor.

Schedule 5.02(c) – Page 1

SCHEDULE II(vi)

TO TERM LOAN AGREEMENT WITH

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

AND DALLAS S&W, L.P.

FORM OF MANAGEMENT PREPARED RESULTS OF RESTAURANT OPERATIONS

[Schedule appears on following page]

Schedule II - Page 2